Exhibit 10.2

–NUMBER (protocol number)–

Given in Seville, my place of residence, on 30 January 2004.

Before me, Juan Solís Sarmiento, Notary of the Illustrious Institute of Seville, with address in this city.

PARTICIPANTS

For one party,

María de la Concepción Soto de Luis, adult, widow, Spanish national, with address in Seville, Calle Capitán Vigueras number 3, and holding National/Fiscal I.D. number 27.565.403-H.

And for the other party,

Gobain Ovejero Zappino, adult, Spanish national, married, with address for the purposes of this contract in Avenida de la Arboleda s/n, Edificio Empresarial Aljarafe, Planta 1, Ala 3, Tomares (Seville Province), and holding National/Fiscal I.D number 780409-L.

Ramón Naranjo Núñez, adult, married, with address for the purposes of this contract in Avenida de la Arboleda s/n, Edificio Empresarial Aljarafe, Planta 1, Ala 3, Tomares (Seville Province), and holding National/Fiscal I.D. number 28.704.189-M.

PARTICIPATION

María de la Concepción Soto de Luis,

for and on behalf of the company “SERONCILLO, S.L.”, incorporated in Spain, with address in Guillena (Seville Province), Aldea de Las Pajanosas, calle Conception Soto, number 29-31, holding Fiscal Identification Code B-41947169.

The company was incorporated under a deed given on 23 October 1998 before the Seville Notary, Antonio Ojeda Escobar, under number 5,160 of his protocol.

Its registration appears in the Seville Mercantile Register on page 92, tome 2,772, sheet SE-34,723, 1st inscription.

Her powers for this act are derived from her capacity as joint and several Managing Director of the Company, by virtue of her appointment in the Board of Directors Meeting on 12 November 2002, as recorded in the deed given before the Seville Notary Antonio Ojeda Escobar, under number 5,294 of his protocol, inscribed in the Seville Mercantile Register in tome 2,772, page 104, sheet SE-34,723, 5th inscription.

Hereafter, when referring to the company “SERONCILLO, S.L.”, the term THE VENDOR shall also be used.

She also participates for and on behalf of the company “SOTO DE LUIS, S.L.”, incorporated in Spain, with address in Guillena (Seville province), Aldea de Las Pajanosas, calle Conception Soto number 29-31, holding Fiscal Identification Code B-41948266.

That company was incorporated under a deed given on 23 October 1998 before the Seville Notary Antonio Ojeda Escobar, under number 5,160 of his protocol.

Its registration appears in the Seville Mercantile Register on page 52, tome 2,772, sheet SE-34,719, 1st inscription.

Her powers for this act are derived from her position as joint and several Managing Director of the company, by virtue of her appointment in the Board of Directors Meeting on 1 March 2000, as recorded in the deed given on the same date before the Seville Notary Javier de Pablo Carrasco, under number 765 of his protocol, inscribed in the Seville Mercantile Register in tome 2,772, page 65, section 8, sheet SE-34,719, 3rd inscription.

“SOTO DE LUIS, S.L.” takes part in this act through its representative in its capacity as corporate tenant of the property described in Recital I below, for the purposes to be stated below.

Gobain Ovejero Zappino and Ramon Naranjo Núñez,

for and on behalf of the company “COBRE LAS CRUCES, S.A.”, incorporated in Spain, with address in Gerena (Seville province), Avenida El Garrobo, number 4, and holding I.D. Code number A-28814135.

The company was incorporated for an indefinite period of time under the name “BP MINERA ESPAÑA, S.A.”, under the deed authorized on 10 January 1983 before the Madrid Notary José María Álvarez Vega.

It adapted its statutes to current legislation under the public deed given in Madrid on 30 September 1991 before the same Notary, subsequently modifying its name to “RIOMIN EXPLORACIONES, S.A.”, and adopting the present name under a deed authorized by the Madrid Notary Ignacio Martínez-Gil Vich on 13 October 1999, under number 2,996 of his protocol.

It is inscribed in the Seville Mercantile Register in tome 2,662, page 47, sheet number SE-31,598.

Their powers for this act derive from two powers of attorney given in their favor, which, in the case of Gobain Ovejero Zappino, comprises the deed authorized by the Barcelona Notary María Isabel Gabarró Miquel on 31 July 2000, under number 3,206 of her protocol and inscribed in the Seville Mercantile Register in tome 2,662, page 44, sheet SE-35598, 16th inscription.

In the case of Ramón Naranjo Núñez, his powers are recorded in the deed authorized by the Seville Notary Luis Jiménez Rodríguez, on 12 November 2003, under number 4,073 of his protocol, currently pending inscription in the Seville Mercantile Register.

Hereafter, when referring to the company “COBRE LAS CRUCES, S.A.”, the term THE PURCHASER shall also be used.

In accordance with the provisions of article 98.1 of Law 24/2001 of 27 December on Fiscal, Administrative and Social Order Measures, I, the Notary, PLACE ON RECORD under my responsibility that, in my opinion, the representational powers that have been accredited to me by the persons participating hereto, as given in the documents indicated hereunder, are sufficient to execute this deed.

The participants hereto declare to me that their alleged representations and powers are current and valid for executing this deed, as is the legal existence of the entities represented.

I know the persons participating, who have, in my opinion, and according to their participation, sufficient capacity to execute this public deed for SALE, PRIOR SEGREGATION, AND CONSTITUTION OF EASEMENT, ALL SUBJECT TO A CONDITION PRECEDENT, and to this effect they set forth the following

RECITALS

I.	That THE VENDOR has legal ownership of the following rural property:

RURAL. Estate called La Ramira and Seroncillo, situated in the municipalities of Gerena, Guillena and Salteras. It measures five hundred and ninety three hectares and four areas and eighty nine meters square; according to a recent survey, five hundred and ninety eight hectares, seventy five areas and twenty seven meters square (598.7527 hectares).

The difference between the registered surface area and the one resulting from the recent survey, five hectares forty areas and thirty eight meters square (5.4038 hectares), is located on the properties to be segregated from the master property, which are described in Recital IV below, and which remain in the possession of THE VENDOR.

It borders overall: to the north, El Esparragal estate and a segregated property; east, Seville-Mérida highway, which crosses it; south, Las Cruces farm, the El Almuédano estate and Ormaza Ranch; and west, Chamorro farm, El Esparragal estate and a segregated property.

Of the total surface area, four hundred and ninety seven hectares fifty nine areas and ninety seven meters square correspond to the municipality of Gerena – according to a recent survey, five hundred hectares five areas and sixty four meters square; to Guillena municipality correspond sixty two hectares thirty two areas and two meters square – according to a recent survey, sixty three hectares forty three areas and nineteen meters square; and to Salteras municipality correspond thirty three hectares forty two areas and ninety meters square – according to a recent survey, thirty five hectares twenty six areas and forty four meters square.

The part of the property situated in Guillena municipality has the following boundaries: north, El Esparragal estate; south, Las Cruces farm; east, Seville-Mérida highway that crosses it; and west, El Seroncillo estate.

The part of the property situated in Gerena municipality has the following boundaries: north, El Esparragal estate; south, Almuhédano estate; east, La Ramira estate; and west, Chamorro farm, a segregated property and plot of this property lying in the municipality of Salteras.

The part of the property situated in Salteras municipality has the following boundaries: north, a segregated property; south, Ormazo or Hormaza ranch; east, El Seroncillo property, i.e. the portion of this same property lying in the municipality of Gerena; and west, Chamorro farm.

TITLE: From the deed of full demerger from the company “Soto de Luis, S.L.” and the resultant creation of “Seroncillo, S.L.”, executed on 23 October 1998 before the Seville Notary Antonio Ojeda Escobar, under number 5,160 of his protocol.

CADASTRAL REFERENCE: It is hereby stated that the cadastral reference of the property described is, for Guillena municipality, R-049/2003/00/103/0000386/205-049/B41947169, for Gerena municipality R-045/2003/00/103/0000337/205-045/B41947169 and for Salteras municipality R-085/2003/00/103/0000307/205-085/*003782*. Copies of the supporting documents in which the cadastral reference numbers appear are entered into the records of the master copy of this deed and attached as Documents numbers 1 to 3.

INSCRIPTIONS: In Seville Property Register number 8, tome 1,692, book 169, page 174, property 7,779, 2nd inscription.

In Seville Property Register number 2, tome 1,262, book 113, page 30, property 5,636, 2nd inscription.

The property is also inscribed in the Sanlucar la Mayor Property Register, in tome 1,934, book 131, page 109, property 6,899, 1st inscription, although the registered owner is still shown as “Soto de Luis, S.A.”, by virtue of the grouping made under the public deed given on 31 July 1998 before Seville Notary Antonio Ojeda Escobar, corrected under a different deed executed on 20 October 1998 before the same Notary.

The representative of THE VENDOR states that, on 26 January 2004, the deed of full demerger from “Soto de Luis, S.A.”, identified above and under which THE VENDOR is owner of the property described in this Recital, was presented for inscription in the Sanlucar la Mayor Property Register, under entry number (number) of Log (number). It is presently awaiting inscription there.

CHARGES: Free of charges, as stated by the representative of THE VENDOR.

LEASES: THE VENDOR states that the property cited is currently leased to the company “Soto de Luis, S.L.”, a party hereto.

REGISTER INFORMATION: The description of the property, ownership and charges, as set out in the above paragraphs, are taken from the statements made by the Vendor party, from the property ownership which is shown to me and from a simple information note from (place) Property Register, received by fax at (time) on (date).

Notwithstanding the above, I the Notary warn the persons executing this deed that the register situation existing prior to the presentation of this deed in the Property Register shall prevail over the register information set out herein.

II.	That THE PURCHASER is engaged in the exploration, investigation and exploitation of mineral deposits.

Under a Resolution from the Director General of Industry, Energy and Mines of the Regional Ministry for Employment and Technological Development of the Junta de Andalucía dated 6 August 2003, THE PURCHASER has been awarded the Mining Concession named “Las Cruces”, number 7,532-A, of one hundred mining squares, for a Section C resource, in the municipalities of Gerena, Guillena and Salteras (Seville province), the announcement of which was published in the Seville Province Official Gazette, number 241, on 17 October 2003.

III.	That part of the property described in Recital I above is included in the territorial area of the mining squares referred to in the aforementioned mining concession.

For this reason, THE PURCHASER is interested in acquiring four hundred and ninety nine hectares eighteen areas and three meters square of the property described in Recital I, following the segregation of said property by THE VENDOR of the surplus hectares, the boundaries of which are described below, free of charges, encumbrances and tenants, under a condition precedent, in order to develop the “Las Cruces” Mining Project.

IV.	That THE VENDOR wishes to segregate the property identified in Recital I, with regard to the parts described below, in order to form new and independent properties, and to transfer to THE PURCHASER, under a condition precedent, the rest of the master property.

The difference between the registered surface area and the one resulting from the recent survey, five hectares forty areas and thirty eight meters square (5.4038 hectares), is located on the properties to be segregated from the master property, which are described in Recital IV below, and which remain in the possession of THE VENDOR.

The properties to be segregated from the master property described in Recital I above will therefore have the following description:

a.	The boundaries of the part located in Guillena municipality are: to the north with the El Esparragal estate; to the south with the Las Cruces farm; to the east with the Seville-Merida highway which divides it; and to the west with the property to be transferred, with a surface area of 13.5219 hectares. It corresponds to part of plot 2 of polygon 8 and all of plot 14 of polygon 53 of the municipality of Guillena.

b.	The boundaries of the part located in Gerena municipality are: to the north with the Conti-La Ramira livestock trail which separates this part from the property to be transferred; to the south with the El Hornito property; to the east with the El Martillo and El Hornito properties; and to the west with that part of the estate lying in Salteras and the Chamorro property, with a surface area 50.7861 hectares. It corresponds to plots 4 and 5 of polygon 7 of Gerena.

The part of the property situated in Salteras municipality has the following boundaries: north, the Seroncillo estate, that is, the portion of this same property lying in Gerena municipality; south, Ormazo or Hormaza ranch; east, El Seroncillo estate, i.e. the portion of this same property lying in Gerena municipality; and west, Chamorro property. It has a surface area of 35.2644 hectares.

Incorporated into this master deed, as Document number 4, is an identification plan describing the current state of the master property, the segregations to be made, and the state of the resulting master property after the segregation, to scale 1:15,000, which both parties state they acknowledge and accept.

V.	That, after the segregation described in Recital IV above, the master property itself, to be sold, will have the following description:

RURAL: Estate called La Ramira and Seroncillo, situated in the municipalities of Gerena and Guillena. It has a surface area of four hundred and ninety nine hectares, eighteen areas and three meters square (499.1803 hectares).

Its overall boundaries are: north, with Las Catorce del Señor, El Manco, Galantero, Aparicio and the El Esparragal estate; east, with the theoretical line marking the Guillena-Santiponce high voltage aerial power line; south, with Las Cruces and El Almuédano and the Conti-La Ramira livestock trail; and west with Las Setenta, Beneficio and Alcantarilla.

Of the total surface area, four hundred and nine hectares, twenty seven areas and three meters square (449.2703 hectares) correspond to Gerena municipality and forty nine hectares and ninety one areas (49.91 hectares) to Guillena.

The part of the property that is situated in Gerena municipality has the following boundaries: north, with Las Catorce del Señor, El Manco, Galantero, Aparicio and El Esparragal estate; east, with the Molinos stream; south, with El Almuédano and the Conti-

La Ramira livestock trail; and west, with Las Setenta, Beneficio and Alcantarilla. This property corresponds to the following cadastral plots, with the cadastral surface areas indicated in hectares:

Polygon-Plot	Surface area (hectares)
5-25	64.0463
5-26	162.0268
5-27	39.4735
5-28	55.1787
6-41	3.9365
6-43	2.4392
6-44	1.0582
6-45	121.1111

The part of the property situated in Guillena municipality has the following boundaries: north, the El Esparragal estate; south, with Las Cruces; east, with the Guillena-Santiponce high voltage power line; and west, with the Molinos stream. This property corresponds to the following cadastral plot, with the cadastral surface area indicated in hectares:

Polygon-Plot	Surface area (hectares)
8-2	49.9100 of the total of 59.48 of the plot

Attached to this master deed, as Document number 5, is a plan identifying the resulting master property after the segregation described in the previous Recital, to scale 1:15,000, and description plans on the cadastral plots comprising it, which both parties state they acknowledge and accept.

VI.	That, in accordance with all the above, the persons participating hereunder, according to their participation,

AGREE TO THE FOLLOWING

FIRST.– SEGREGATION

Subject to the condition precedent established in the Fourth Stipulation below, the company “Seroncillo, S.L.”, through its legal representative, SEGREGATES from the master property described in Recital I the properties described in Recital IV above, so that the latter form new and independent properties with the description contained also in Recital IV, and requests the affected Property Registers to enter this into the records as appropriate.

In accordance with article 259 point 3 of Royal Decree Law 1/1992 of 26 June approving the reworded text of the Law on the Land Regime and Urban Planning, and article 66 of the Andalusian Parliamentary Law 7/2002 of 17 December on Andalusian Town Planning, THE VENDOR signs in this act individual requests addressed to the Town Councils of Guillena, Gerena and Salteras, asking for them to grant any licenses required for the segregations agreed hereunder or, as applicable, to issue the pertinent declarations of non-necessity of municipal licenses for such segregations. Said requests shall be presented to the corresponding Town Councils within a maximum of forty-eight hours after execution of this deed.

Copies of the letters to be presented to the Town Councils are incorporated into this master deed as Documents numbers 6 to 8.

I, the Notary, formally advise the parties that, in accordance with the aforementioned legislation, no inscription may be made for any deed containing an act of plot division without providing the mandatory license, or the declaration of non-necessity, and therefore said licenses must be presented together with this deed.

The parties hereto also require that I, the Notary, to comply with the contents of article 66.5 of the Andalusian Parliamentary Law 7/2002, send by regulatory methods an authorized copy of this deed and the licenses or attested declarations of non-necessity to the corresponding Town Councils, in order to avoid them from expiring.

SECOND.– CONSTITUTION OF EASEMENT

2.1.	In this act, under the condition precedent established in the Fourth Stipulation below, the company “Seroncillo, S.L.” constitutes the following easement:

Subservient Estate: The segregated property identified in part b) of Recital IV above.

Dominant Estate: The rest of the master property identified in Recital V above.

Location of the easement: The configuration of the easement on the layout of the subservient estate is as shown in the plan attached to this document as Document number 9.

Purpose of the easement: The right of aqueduct and passage for underground pipelines (approximately 125 mm in diameter) over a width of 3 meters and over a layout 373 meters long, equivalent to 0.112 hectares and the occupation and use of a 500 meters square service area, equivalent to 0.05 hectares, where two boreholes forming part of the Mining Project dewatering-reinjection system to be undertaken by THE PURCHASER already exist, and the right of passage of persons and vehicles in the terms alluded to below.

This purpose includes the occupation of the subsoil by the water pipelines that will be necessary for the dewatering system mentioned to function correctly, with the characteristics as set out in applicable legislation, plus the right of passage or access to the currently existing track called the Camino de la Encarnation, which runs parallel to the pipelines, and to the temporary occupation of land or other assets required for the construction, monitoring, preservation and repair of the corresponding installations.

The easement constituted hereunder shall entitle the owner of the dominant estate to carry out the following in the easement zone:

a)	Install any underground facilities required, always with the limits of the zone identified as the easement.

b)	In general, the right of passage and access to the subservient estate by persons and all types of vehicles, for the time deemed necessary, to carry out the actions required directed at performing, maintaining, operating, monitoring or removing all or part of the works or, subsequently, installing supplementary pipes and associated equipment, within the limits permitted by applicable regulations. Access to the property shall be made via the aforementioned Camino de la Encarnación, which must be maintained by the owner of the subservient estate in suitable conditions for use and transit for the peaceable tenure of this easement.

c)	To act in the name of the owner of the subservient estate when the performance of any works required relating to the passage of pipes necessitates undertaking legal and/or administrative procedures.

d)	In general, the owner of the subservient estate must abstain from any acts detrimental to the proper operation, maintenance and preservation of the pipes, installations and associated works, and, specifically, is expressly prohibited from building any constructions that may affect the use and enjoyment of the easement, with any enclosure or the installation of any fences or other elements preventing the free movement and communication between the master property and the segregated property along the common boundary affected by the easement being expressly forbidden.

VALUE: For fiscal purposes, it is valued at one thousand nine hundred and sixty four Euros and eighty cents (1,964.80 €).

2.2.	The company “Seroncillo, S.L.”, through its representative, executes the constitution of the easement in the manner stated above, and requests the affected Property Registers to enter this into the records as appropriate.

2.3.	The duration of the easement shall coincide, as a maximum, with the duration of the mining operation to be developed under the Mining Concession obtained on 6 August 2003 and identified in Recital II above, and during its successive renewals, as applicable, or of any other mining concessions related to that one.

2.4.	The price for constituting the easement is one thousand nine hundred and sixty four Euros and eight cents (1,964.80 €). This price will be paid by THE PURCHASER to THE VENDOR jointly with the final payment of the postponed purchase price, in the manner, terms and conditions set out in the Eighth Stipulation below.

2.5.	Should the final layout of the Mining Project dewatering-reinjection system be modified as a result of administrative orders, both parties undertake to study, by mutual agreement, the impact of the new layout on the subservient estate, and to take in good faith any measures as each other may require in order to adapt the present easement to any new conditions that may apply, including, as applicable, the payment of a higher value that must be paid by the owner of the dominant estate to the owner of the subservient estate accruing as a result of the new layout of the easement.

THIRD.– SALE-PURCHASE.

Under the terms, conditions and statements established in this contract, THE VENDOR sells to THE PURCHASER, who buys and acquires, under the condition precedent established in Clause four below, the property identified in Recital V above, after the segregation regulated under in the First Stipulation above has been effected, in order to develop the “Las Cruces” Mining Project, as a asset determined by the boundaries set out in Recital V, with the constructions (the construction corresponding to the zone of the Farmhouse, with a built area of 1,112.02 meters square, and the zone adjoining the farm machinery storehouse with a built area of 448.05 meters square), installations (overhead power line, wells and prospecting works), equipment, uses, accessions and elements incorporated thereto, which, as THE VENDOR declares, are those essential for the agricultural activity carried out at present, free of any charges, encumbrances, attachments and tenants (with the exception of “Soto de Luis, S.L.”), free of employees and workers, and with all taxes, duties and rates paid to date.

FOURTH.– CONDITION PRECEDENT

4.1.	In accordance with the Stipulations in the Recitals of this deed, the property covered by this contract will be used to develop the “Las Cruces” Mining Project.

To this effect, the segregation and subsequent sale regulated by this contract is dependent, as a condition precedent, upon the regulatory authorities awarding, within a maximum period of eighteen months starting from the date when this contract is signed, the following licenses, permits and authorizations associated with the development of the Mining Project:

1.	Concession for consumptive use of water.

2.	Delimitation of public water domain.

3.	Occupation of public water domain and policing zone.

4.	Diversion of streams.

5.	Integrated Environmental Authorization.

6.	Relocation of livestock trails.

7.	Occupation of livestock trails.

8.	High voltage power line.

9.	Works licenses for construction of the hydrometallurgical plant and annex installations.

10.	Activity license for operating the mining concession.

4.2.	The parties agree that the condition precedent has been established in the interests of THE PURCHASER, so that said party may relinquish that condition precedent at any time within the period established in the preceding paragraph. Such relinquishment must be satisfactorily notified to THE VENDOR.

In the event the condition is relinquished, THE PURCHASER shall then pay the part of the price not satisfied at the date of the aforementioned notification, and shall acquire ownership of the property in accordance with the procedure regulated in the Eight Stipulation.

FIFTH.– SALE PRICE AND PAYMENT METHOD

5.1.	The total sale price amounts to EIGHT MILLION SIX HUNDRED AND EIGHTY SIX THOUSAND EIGHT HUNDRED AND NINETY ONE Euros (8,686,891 €), distributed as follows:

a.	EIGHT MILLION ONE HUNDRED AND THIRTY SIX THOUSAND SIX HUNDRED AND THIRTY NINE Euros (8,136,639 €) correspond to the value of the land to be sold, as described in Recital V.

b.	FIVE HUNDRED AND FIFTY THOUSAND TWO HUNDRED AND FIFTY TWO Euros (550,252 €) correspond to the buildings and infrastructure forming an integral part of the property which are to be transferred and which are essential for the agricultural activity carried out at present.

The agreed price is understood to be a certain and definite sum, and is not subject to revisions or other affects, and without detriment to any responsibility regarding disencumbrance that may correspond to THE VENDOR.

5.2.	The agreed price shall be paid in the manner set out below:

a.	THE PURCHASER delivers in this act 10 per cent of the agreed price, i.e. EIGHT HUNDRED AND SIXTY EIGHT THOUSAND SIX HUNDRED AND EIGHT NINE Euros (868,689 €), plus the value added tax corresponding to that sum, in a nominative bank check issued in favor of THE VENDOR. A copy of the check is attached to this deed as Document Number 10. THE VENDOR delivers in this act to THE PURCHASER an invoice for said amount, this being the most effective receipt.

b.	The rest of the price, amounting to SEVEN MILLION EIGHT HUNDRED AND EIGHTEEN THOUSAND TWO HUNDRED AND TWO Euros (7,818,202 €) shall be settled in two postponed payments for the sums and in the conditions established in the following subparagraphs:

❑	The first payment of part of the postponed price will be fifteen per cent of the agreed total, i.e. ONE MILLION THREE HUNDRED AND THREE THOUSAND AND THIRTY FOUR Euros (1,303,034 €), plus the corresponding value added tax. This payment will be made twelve months after the execution of this contract, in a nominative bank check in favor of THE VENDOR against delivery of the pertinent invoice.

❑	The payment of the rest of the postponed price, amounting to 75 per cent of the total sale price, i.e. SIX MILLION FIVE HUNDRED AND FIFTEEN THOUSAND ONE HUNDRED AND SIXTY EIGHT Euros (6,515,168 €), plus the corresponding value added tax, will be made, as appropriate, at the time of the effective delivery of the segregated property and transfer of ownership of it, in accordance with the procedure regulated in the Eighth Stipulation below, within the maximum period of eighteen months referred to in the Fourth Stipulation, in a nominative bank check in favor of THE VENDOR.

SIXTH.– OBLIGATIONS OF THE VENDOR

Without detriment to any other obligations included elsewhere in the contract, the obligations of THE VENDOR are as follows:

6.1.	Segregation

THE VENDOR is obliged to carry out at its expense as many measures as may be required to obtain the inscription of the segregation executed in the preceding first clauses in the corresponding Property Register(s).

Included as an integral part of this obligation is to request as many licenses and administrative declarations as required for the inscription of said segregation, to legalize, as applicable, any prior inscriptions required to make good the registration chain, and to execute any deeds for correction, clarification or rectification as necessary, and any other act that may be required or advisable to attain the desired result.

In any case, the failure to inscribe the segregation regulated hereunder shall not affect the right of THE PURCHASER as owner not its position as peaceable holder of the property transferred, nor shall it entail for THE PURCHASER any greater cost for the transaction agreed hereunder.

6.2.	Bar on disposal

THE VENDOR is obliged not to make any deal to divest or dispose of, encumber in any fashion, or constitute any right of a personal or real nature over the property to be sold and described in Recital V, during the validity of this contract.

6.3.	Authorization for access

THE VENDOR authorizes THE PURCHASER to gain free access (and without detriment to the contents of paragraph 7.3 below) to the property to be sold and to the easement and service zone identified in the easement regulated in the Second Stipulation, on which the “Las Cruces” Mining Project is to be developed, “Las Cruces”, its tracks and thoroughfares, and to occupy and use the property with the equipment and machinery required, in order for THE PURCHASER to be able to perform in said land as many works and measures of any type as may be necessary for the future development and start-up in operations of the aforementioned Mining Project and, in particular, to carry out prospecting, drilling, installations and other elements, during the eighteen month period referred to in the Fourth Stipulation above.

If to attain these ends it were necessary to obtain access to the part of the property not affected by the Mining Project (i.e. the property to be sold and the service area identified in the easement regulated under the Second Stipulation), THE PURCHASER shall request authorization from THE VENDOR for this, and such authorization may not be denied unreasonably. If any damage to THE VENDOR ensues as a result of said access, compensation for this must be provided by THE PURCHASER.

Said authorization includes the right of access by the personnel and vehicles of THE PURCHASER or by the entity or persons designated by that party for the relevant purposes hereunder, and subject to the access criteria set out at any given time by THE VENDOR and which have been notified in advance. These criteria must always ensure the possibility of operating the minimum maintenance required for continuance of THE PURCHASER’S activity. In this respect, the conditions of access shall never mean an unjustified ignorance of the right of THE PURCHASER to gain access to any zones for which notice has been given at least two (2) days in advance.

This authorization is granted ON SUFFERANCE, without determining the assignation to THE PURCHASER of any real, personal or possessive right other than said title over the property to be sold.

In the event of failure to fulfill the key events constituting the condition precedent regulated in the Fourth Stipulation above, THE VENDOR authorizes THE PURCHASER to extend the access, use and occupation of the property to be sold, in the same conditions stated in the earlier paragraphs of this clause, for six (6) months following the date of notification of such non-fulfillment, so that THE PURCHASER can proceed to remove its equipment and installations.

6.4.	Duty of collaboration

THE VENDOR undertakes to collaborate with THE PURCHASER in carrying out any communications, applications or steps that may be necessary to obtain the concessions, construction and activity licenses, permits and other authorizations required for the development and start-up of operations of the “Las Cruces” Mining Project.

In this respect, THE VENDOR shall collaborate in good faith with THE PURCHASER, so that all the applications and measures as required can be carried out before any public administrations and public or private entities, in order to obtain the pertinent administrative concessions, authorizations, permits and licenses both for the development and start-up of operations of the Las Cruces Mining Project, and for the urban administration and management of the property to be sold, linked to ownership of the property. THE VENDOR undertakes to collaborate and help as required for the successful outcome of such actions.

6.5.	Disencumbrance

THE VENDOR is obliged to disencumber the property to be sold, in accordance with the provisions of the Civil Code.

6.6.	Delivery of the property and transfer of ownership

THE VENDOR undertakes to delivery the property and transfer its ownership in the form and under the conditions established in the Eighth Stipulation.

SEVENTH.– OBLIGATIONS OF THE PURCHASER

7.1.	Administrative Measures

THE PURCHASER must undertake, at his own expense, as many measures as may reasonably be required to obtain the licenses, permits and administrative authorizations to which condition precedent the sale regulated hereunder has been subjected, from any administrative authorities and competent bodies.

This duty of diligence does not extend to any budgets or conditions to which such licenses, permit and authorization may be subject, and which may not be reasonably acceptable in normal market terms.

7.2.	Payment of sale price

THE PURCHASER undertakes to pay the price agreed by the parties in the manner, periods and conditions established in the Fifth Stipulation above.

7.3.	Compensation for harvests

7.3.1.	THE PURCHASER undertakes to compensate “Soto de Luis, S.L.” for any loss or damage to crops caused as a result of the works performed by THE PURCHASER under the provisions of clause 6.3. To this end, “Soto de Luis, S.L.” must notify THE PURCHASER of the occurrence of such damage within a maximum of fifteen days from becoming aware of them, together with the valuation given for them. To cover the case of discrepancy between the parties regarding the economic assessment of the damages, they hereby designate by common agreement as independent technical experts to quantify the damage done to the crops, INAGRO (Calle Progreso 9, Seville) and, in their absence, AGRARIA SIGLO XXI, S.L. (Grupo Detea) (Calle Charles Darwin, local 2, Isla de la Cartuja, Seville) as substitute technical experts. This valuation may not be subject to any appeal, dispute or discrepancy by either of the two parties.

The amount resulting from said valuation will be paid by THE PURCHASER to “Soto de Luis, S.L.” in a maximum of one month from completion of the valuation and, at any event, prior to the date of delivery of the property and total payment of the sale price.

The fees of the technician or engineer appointed will be paid in equal halves by both parties.

7.3.2.	THE PURCHASER also undertakes to indemnify “Soto de Luis, S.L.” for any loss or reduction in the harvest pending in the sold property at the time when ownership is transferred, providing the crop has not been able to be harvested in normal conditions because of this reason.

To this effect, to cover the case of any discrepancy between the parties over the economic valuation of such damage, INAGRO is designated hereunder and by common agreement as independent technical expert to assess the sum of the damage produced and, in their absence, AGRARIA SIGLO XXI, S.L. as substitute technical experts.

The amount resulting from this valuation, against which the parties may not appeal, shall be paid by THE PURCHASER at the time of delivery of the property in accordance with the following Stipulation, if already determined or failing that within ten days after determination of the definitive amount.

7.4.	For proper performance of the conditions set out in this Stipulation, THE VENDOR and “Soto de Luis, S.L.” must send to THE PURCHASER within the first fifteen days of each of the three half-years following signature of this contract, their planning schedule of harvests for that half-year, which shall necessarily adhere to what has been the normal practice during recent years. For the purposes of determining the compensations regulated hereunder, only the crops planted and harvested included in said six-monthly planning schedule shall be taken into consideration.

EIGHTH.– DELIVERY OF THE PROPERTY. TRANSFER OF OWNERSHIP

8.1.	Cost Estimates for delivery of the property

8.1.1.	Within the time period set out in the Fourth Stipulation, THE PURCHASER may give good and proper notice to THE VENDOR of:

– Effective fulfillment of the condition precedent regulated under the Fourth Stipulation above, in the time period set out therein;

– Or its relinquishment to said condition precedent, with the maximum period agreed for such verification in the Fourth Stipulation above.

In either of the these two cases, the communication by THE PURCHASER must include the identification of the notary before whom the final payment set out in the Fifth Stipulation will be executed and the date for this, which must be advised with a minimum of seven (7) days notice in advance.

8.1.2.	The final payment of the postponed sale price, payment of the easement price plus the corresponding Value Added Tax shall be made before the commissioner for oaths designated in the above Stipulation, by means of delivery by the PURCHASER to the VENDOR of a nominative bank check in its favor, and against delivery of the pertinent invoice.

Should THE PURCHASER so require, THE VENDOR will execute in a public instrument the most effective receipt for the amount received, as well as any other documents that may be necessary for the sale to take full effect and for the entry into the corresponding register(s) of the fee simple of THE PURCHASER.

8.2.	Delivery of the Property

On remittance of the notification mentioned in the previous paragraph and payment to THE VENDOR of the final part of the postponed price, the sale shall be understood to be definitively performed and effective.

Should THE VENDOR fail to participate in a valid fashion in the execution of the final payment, by means of effecting the notification outlined in section 8.1 above and making available to THE VENDOR the corresponding sums before the Notary set forth therein, the sale shall be understood to be definitively effected and good.

By means of said notification and payment (or, failing that, making available the corresponding sum), THE PURCHASER shall acquire ownership of the property to be sold, without any further requirement being necessary. Likewise, it shall then take possession of it as owner.

The notarized act documenting the notification and offer of payment identified in the previous point shall be drawn up expressly as sufficient title to enter into the corresponding property register(s) the fulfillment of the condition precedent set out in the Fourth Stipulation and the inherent transfer of ownership of the property described in Recital V in favor of THE PURCHASER, after the properties identified in Recital IV have been segregated.

Until said notification and payment are effected (or, failing that, the final payment is made available), THE VENDOR shall be owner fee simple of the property and may continue to exploit it as it deems appropriate, without detriment to the bar on disposal established in paragraph 6.2. of the Sixth Stipulation, or to the authorization acknowledged in paragraph 6.3 of the Sixth Stipulation.

Prior to delivery of the property to be sold, THE VENDOR is obliged to move out, removing all its farm equipment, machinery and fixtures and those of its tenant, permitting THE PURCHASER to take immediate occupation. Should this not be done, THE PURCHASER is authorized to do so at the cost of THE VENDOR.

NINTH.– CONSEQUENCE OF FAILURE TO FULFILL THE EVENT CONSTITUTED AS CONDITION PRECEDENT

9.1.	Non-fulfillment of the milestone constituted as condition precedent in the Fourth Stipulation shall be understood to be the expiry of the term of eighteen months included therein without verification of the events comprising the condition precedent and without THE PURCHASER having made any of the notifications set out in Stipulation 8.1.1 above.

9.2.	In the event of non-fulfillment of the condition precedent established in the Fourth Stipulation, the sale-purchase under this deed will become definitively, for all legal purposes, null and void, and without needing any notice or notification whatsoever, and consequently the validity of this contract shall be null and void.

Any of the parties may instigate the recording in the Property Register of the entry on the cancellation. Both parties are obliged to give their collaboration as required to execute any documents that may be necessary to this end.

9.3.	In the event of non-fulfillment of the condition precedent, THE VENDOR shall keep the sums received up until that date as part of the sale price, as belonging to it in the concept of compensation for any damages which the activities described in the above stipulations may have caused, and as loss of profit or business expectations frustrated as a result of the cancellation of the sale regulated hereunder.

By receiving said amounts, full settlement of such damages and loss of profit shall be made to THE VENDOR, and no other claim for any amount whatsoever may be made against THE PURCHASER as a result of non-fulfillment of the condition precedent, irrespective of any compensation which may be due, as appropriate, by virtue of the provisions regulated under Stipulations 6.3 and 7.3.

9.4	Likewise, as set forth in Stipulation 6.3 above, in the event of non-fulfillment of the condition precedent, THE PURCHASER will remove all its installations, tools, materials, etc. in the period set out therein. “COBRE LAS CRUCES, S.A.” undertakes to perform these operations with the least possible disturbance to THE VENDOR who will collaborate as much as necessary for this purpose. The costs of removing the installations will be borne by THE PURCHASER. If this is not the case, THE VENDOR is authorized to do so at the cost of THE PURCHASER.

TENTH.– VENDOR STATEMENTS AND WARRANTIES

10.1.	THE VENDOR vouches in favor of THE PURCHASER that the following statements are correct, entire and accurate:

10.1.1.	Capacity

The company “SERONCILLO, S.L.” is duly incorporated and registered in accordance with Spanish law. It is not in any legal situation of insolvency or temporary receivership, and has the legal capacity to perform the activities included in its Memorandum of Association, to be owner of and manage its assets and properties.

THE VENDOR and its representative in this act are duly empowered to execute this contract and to comply with each and every one of the commitments given by virtue of it, such that the obligations derived from this contract and any other made to execute it, are valid and binding on THE VENDOR.

10.1.2.	Ownership of the property described in Recital I

THE VENDOR is owner fee simple of the property identified in Recital I, free of all charges and encumbrances, and has full powers to segregate and sell it, since it is not subject to any mortgage, lien or embargo, or any other charge or encumbrance, nor are they any third parties who may exercise any rights or purchase options.

The property under this contract is and will be at all time during the eighteen months following signature of this contract, free of tenants, sharecroppers, short-term lessees, and in general any type of occupant with or without title, other than those set forth in Recital I.

At the time of delivery of the property in accordance with the procedure as established, the property shall be free of the tenants and occupants mentioned in Recital I, in such a way that its sale under this contract shall confer on THE PURCHASER fee simple and unconditional legal title and possession.

In any case, THE VENDOR shall be answerable to THE PURCHASER for the disencumbrance in the case of eviction, and for any concealed defects which may become valid or affect in any way the property under this contract or any other statements or warranties made herein.

THE VENDOR also states that it does not know of any impediment to the segregation and sale regulated hereunder being admitted to the corresponding Property registers, and undertakes to carry out any measures as may be necessary to achieve that result.

In this respect, it is placed on record that both parties consider as an essential element of this contract the inscription in the corresponding Property Registers of the segregation and sale subject to condition precedent as regulated hereunder, as well as, should the condition precedent regulated under Fourth Stipulation above be verified, the fee simple title of THE PURCHASER and the easement constituted in the Second Stipulation, bearing in mind the statements and warranties made by THE VENDOR.

THE VENDOR also vouches that after the segregation regulated hereunder, the property to be sold shall have the boundaries identified in Recital V and on the map attached hereto. Should any claim arise from a third party related to any registration or non-registration discrepancies on boundaries, surface area or similar items which, in contradiction of the plans attached to this master copy as Documents numbers 4 and 5, may affect the master property hereunder, THE VENDOR shall be solely responsible for any costs, expenses or other liabilities required to maintain THE PURCHASER as owner and peaceable holder of the property delimited by the boundaries agreed hereunder, as well as to cancel any charges, encumbrances, restrictions, prohibitions or rights of any kind, excepting legal and register ones and the following livestock trails, Conti-La Ramira and the Salteras trail, and which the parties acknowledge, which may devolve on the property, until it is free, clear and unburdened, and must compensate THE PURCHASER for any damage, harm or cost suffered by THE PURCHASER for this reason.

10.1.3.	Employees, payment of salaries and Social Security, Collective Agreements.

The condition of employer of any employees working for THE VENDOR on the property shall correspond solely and exclusively to THE VENDOR company, with THE PURCHASER expressly exonerated from any claim of this nature which for any concept, whether regarding salary or another concept, may be made against it by any employee or worker of THE VENDOR, its tenants, contractors or subcontractors.

Furthermore, THE VENDOR declares that during the validity of this contract there are and shall be no debts outstanding with the workers of THE VENDOR or its tenants or contractors, due to payment of salaries, nor any debts with the Social Security, specifically liberating the PURCHASER from any claim that may be made to it in this respect.

10.1.4.	Lawsuits and claims

THE VENDOR declares, under its own responsibility, that there are no lawsuits, claims or actions filed against THE VENDOR or its tenants for any concept whatsoever which may have any impact, bearing or effect on the property under this contract.

10.1.5.	Taxation Obligations

THE VENDOR declares, under its own responsibility, that it is up to date with its tax obligations and it will remain so during the validity of this contract, and that there are no reports filed against the vendor Company or its tenants, or ongoing inspection claims or actions notified any of them, or significant fiscal risks or liabilities which may affect transfer of the property to be sold.

In particular, THE VENDOR declares and vouches that there are and during the validity of this contract shall be no pledges against the property, public prices, rates or any other encumbrances derived from its ownership thereof or the performance of any agricultural, business or industrial activity, which may affect the transfer of the property to be sold or which might try to be discharged against THE PURCHASER in consideration of the activity carried out by THE VENDOR or its tenants, specifically liberating THE PURCHASER from any settlement, self-assessment, surcharge or action related to activities carried out on the property hereunder and which might be claimed from it for any reason.

10.1.6.	Compliance with environmental, health and water regulations

THE VENDOR also declares, under its own responsibility, that the vendor Company and its tenants have observed to date in the property hereunder and shall observe during the validity of this contract, strict compliance with environmental, health and water regulations. It also declares that there are no penalty proceedings filed against the vendor Company or its tenants under this concept.

10.1.7.	Subsidies and public aid

THE VENDOR also declares, under its own responsibility, that there are no subsidies granted to the vendor Company or its tenants in connection with the maintenance of the property identified in Recital I of this contract, which might affect THE PURCHASER other than the ones related to any crops being grown.

THE VENDOR expressly exonerates THE PURCHASER from any claim that may be related to the payment of subsidies granted to THE VENDOR or to other entities (including the tenants) as a result of the segregation and sale under this deed.

10.1.8.	Licenses and permits

THE VENDOR, under it own responsibility, acknowledges that there are no penalty proceedings undergoing in relation to the town planning circumstances of the constructions existing on the property to be sold.

THE VENDOR personally assumes any liability relating to the town planning circumstances of the constructions and buildings existing on the property to be sold, expressly exonerating THE PURCHASER of any claim, penalty proceedings, fine or sanction that may be demanded from it in consideration of said town planning situation.

10.2.	The validity of the statements and warranties made by THE VENDOR in this Stipulation (and those made by the tenant in the Fourteenth Stipulation) shall be extended until the date of the effective delivery of the property under the terms of the Eighth Stipulation, and they shall be understood to be reiterated in any act documenting the final payment and delivery of the property.

Without detriment to the above, THE VENDOR undertakes to inform THE PURCHASER of any incident arising between the signature date of this contract and the delivery date of the property, which may be relevant with regard to the statements and warranties contained herein. Such communication must be made before THE VENDOR takes any action, and such action shall not be taken until written authorization from THE PURCHASER is obtained, unless irreparable harm could come to THE PURCHASER because of inaction by THE VENDOR.

10.3.	To ensure the above, compliance of this contract and, specifically the statements contained in the two previous sections, THE VENDOR undertakes and vouches, personally and without limit, to indemnify THE PURCHASER and keep it immune from any claim, damage, harm, cost, expense or proprietary impairment of any kind arising from the inaccuracy of any of the statements made by THE VENDOR.

The term for this personal warranty shall be as corresponds to each of the different claims or damage that may arise.

THE PURCHASER shall immediately advise THE VENDOR in writing of any claim, summons, law suit, demand or other action made against it by a third party and which has resulted from actions prior to the property delivery date. THE VENDOR must advise within five days if it wishes to take on the legal proceedings for such litigation or claims.

Should this not be the case, or if no reply is received, THE PURCHASER may exercise the procedural defense it deems most suitable.

Should THE VENDOR choose to take on legal action to oppose the claim or damage, THE VENDOR shall always maintain THE PURCHASER immune, with the former bearing all expenses, warranties and costs of any kind related with the case, and without any deal reached by THE VENDOR being able to result in higher costs for THE PURCHASER.

Should ultimately THE PURCHASER suffer any loss, cost, harm, expense or proprietary impairment of any kind, arising from the inaccuracies of the statements and warranties made by THE VENDOR, THE PURCHASER shall have the right to reimbursement within a maximum period of fifteen days from when the quantification of its actual sum is notified and justified to THE VENDOR.

ELEVENTH.– ASSIGNMENT OF CONTRACT

THE PURCHASER may assign its contractual position hereunder to a third party at any time. In this case, all THE PURCHASER’s rights and obligations arising from this contract would be subrogated to the third party.

TWELFTH.– COSTS AND TAXES

12.	All costs, taxes, duties, and fees becoming due as a result of the process for segregation and those becoming due as a result of the inscription of the easement regulated hereunder shall be paid half by each party.

12.1.	All the costs becoming due as a result of executing and, insofar as pertinent, inscribing this deed of sale shall be paid by the parties as stipulated in the Law.

12.2.	THE VENDOR declares that the transfer of the property described in Recital V does not include all the assets that it owns to carry out its corporate objectives.

For this reason, the sale operation formalized in this deed does not verify the circumstance covered under article 7. 1º. a) of Law 37/1992 on Value Added Tax, with the result that this transfer of assets and rights is subject to said tax.

It is hereby set down, for the purposes of article 20.Two of Law 37/1992 of 28 December on Value Added Tax and art. 8.1 of Royal Decree 1624/1992 of 29 December approving the Regulation on Value Added Tax, that THE VENDOR hereby advises THE PURCHASER, of its condition as being liable to Value Added Tax and its relinquishment to exemption from that tax on the sale (art. 20 One 20 VAT Law) executed under this deed.

In this respect, THE PURCHASER hereby also states its condition as being liable to Value Added Tax with the right to full deduction of the tax paid on the sale of the aforementioned building and executed under this deed. The charging of this tax by THE VENDOR in each payment as a result of the transfer, may be deducted in its entirety.

Consequently, the full amount of this sale is charged with Value Added Tax at the prevailing rate, the amount of the price paid in this act corresponding to the sum of ONE HUNDRED AND THIRTY EIGHT THOUSAND NINE HUNDRED AND NINETY EUROS AND TWENTY FOUR CENTS (138,990.24), which is duly invoiced by THE VENDOR and satisfied by THE PURCHASER by means of a nominative bank check in favor of the latter. This deed serves as receipt for said concept and THE VENDOR undertakes to pay in that amount into the Public Revenue in the legally set timeframe.

Attached to this deed as Document number 11 is a photocopy of the invoice issued to these purposes by THE VENDOR in compliance with applicable legislation.

THIRTEENTH.– CIVIL LIABILITY

THE VENDOR may continue to carry out in the property described in Recital V its agricultural and livestock activities during the eighteen months following signature of this contact unless its effective transfer takes place prior to that time. THE PURCHASER itself will perform the works and measures required to develop and start-up the operation of the “Las Cruces” Mining Project in the terms described in Stipulation 6.3 above.

Both parties will be responsible for any damage they cause to each other because of the activities mentioned in the previous paragraph, in accordance with the provisions established under article 1903 of the Civil Code. For these purposes, THE PURCHASER must contract a general civil liability insurance with an insurance company of proven solvency, and THE VENDOR undertakes to maintain valid the civil liability insurance currently held by “SOTO DE LUIS, S.L.” up until the delivery of the property to be sold. A copy of each of these insurances shall be made available to the other party.

FOURTEENTH.– STATEMENTS BY THE TENANT

“SOTO DE LUIS, S.L.”, through its representative, expressly and formally states that:

1.	No rights of first refusal exist as a result of the current lease contract of the property identified in Recital I above, signed between THE VENDOR as lessor and “SOTO DE LUIS, S.L.” as lessee or tenant, on 23 October 1998, made under a public deed executed on 6 November 1998 before the Seville Notary Pedro Antonio Romero Candau under number 6,309 of his protocol.

2.	It relinquishes any right of first refusal over the property described in Recital V that may be legally applicable to it.

3.	“SOTO DE LUIS, S.L.” states that the lease contract current in force shall be annulled at the time when the property to be sold is transferred, with the right to receive the compensations set out in Stipulation 7.3 above.

4.	It acknowledges and accepts all the details of the segregation and sale which, subject to the condition precedent, are formalized under this deed, and therefore, in the event of execution of the sale, undertakes to remove at its own cost and prior to delivery of the property, all its farm equipment, machinery, fixtures and other installations which are not to be transferred. If this is not the case, THE PURCHASER is authorized to do so at the expense of “Soto de Luis, S.L.”.

5.	It relinquishes any deal to wholly or partially sublet or assign the property hereunder, during the validity period of this contract.

6.	It acknowledges and accepts all the details of the statements and warranties given by THE VENDOR in Stipulations 10.1.3, 10.1.4, 10.1.5, 10.1.6, 10.1.7 and 10.1.8, and the regime of responsibility regulated under Stipulation 10.2, which is expressly adopts as its own as regards the field of activity it carries out, assuming the same responsibilities as THE VENDOR and expressly liberating THE PURCHASER from any claim related to the facts and circumstances identified in said Stipulations.

The representative of “Soto de Luis, S.L.” expressly places on record that this company assumes its standing as sole employer of all the workers giving their services in the property to be transferred, and that it will remain up to date at all times with any debt with its workers and the Social Security, exonerating THE PURCHASER from any claim which for any salary or non-salary based concept may be directed against THE PURCHASER for facts of this nature.

The representative of “Soto de Luis, S.L.” also places on record that it will remain, during the validity of this contract, up to date with its tax obligations, expressly liberating THE PURCHASER from any claim that may be directed against it in the future for taxation reasons related to the activity carried out by the tenant in the property to be transferred.

FIFTEENTH.– NOTIFICATIONS

Any notifications that must be made on the basis of what is agreed herein shall be made in a good and effective manner in the respective corporate addresses appearing in the heading of this contract, and a minimum of five (5) days in advance.

SIXTEENTH.– INSCRIPTION IN THE PROPERTY REGISTER

Both parties agree to collaborate with each other to successfully achieve the inscription in the competent Property Register(s) of the following documents:

❑	The segregation, constitution of easement and sale subject to condition precedent, regulated under this deed.

❑	In any of the cases provided in Stipulation 8.1.1., the condition precedent being confirmed, and the inherent inscription of the segregation regulation under the First Stipulation, of the easement regulated under the Second Stipulation, and the title fee simple of THE PURCHASER; or in any other case, the cancellation of the inscriptions subjected to condition precedent.

SEVENTEENTH.– APPLICABLE LEGISLATION AND JURISDICTION

This sale is civil in character and is governed by the conditions set down in this deed and, in their absence, by the provisions of the Civil Code.

The parties, to resolve any problems or doubts which may arise concerning the interpretation of and/or compliance with the obligations derived hereunder, expressly surrender any jurisdiction that may correspond to them under Law and submit themselves, also expressly, to the jurisdiction of the Courts and Tribunals of Seville, without detriment to the application of mandatory regulations on competence.

INSCRIPTION REQUEST

The participating parties leave this deed in the terms set forth, and request the Property Registrar to enter this deed, even partially, into the records, as appropriate, subject to any qualification in the register should any of its clauses or legal facts, acts or deals contained herein and liable to inscription, suffer from any defect which, in the opinion of the Registrar, could prevent said inscription being performed.

Attachments

Documents numbers 1 to 3: Copy of the supporting documents setting forth the cadastral reference numbers

Document number 4: Identification plan describing the current state of the master property, the segregations to be made and the state of the resulting master property following the segregation.

Document number 5: Plan identifying the resulting master property following the segregation, and descriptive plans of the plots comprising it.

Documents numbers 6 to 8: Copy of the letters addressed to the Town Councils of Guillena, Gerena and Salteras.

Document number 9: Plan of the configuration of the easement on the subservient estate plan view.

Document number 10: Copy of bank check

Document number 11: Copy of the invoice issued by the Vendor, corresponding to the payment of VAT by the Purchaser.

EXECUTION AND AUTHORIZATION

I informed them of their right to read this public instrument for themselves, which they did not exercise, and instead I the Notary read it all out loud, with the participants giving their agreement and, after becoming fully aware of its contents, sign hereunder with me.

I CERTIFY: that I have identified the participants through their aforementioned identity documents; I have set out to them the reservations and warnings of a legal and, especially, fiscal nature.